EXHIBIT 99.1

DHI Group, Inc. Announces Two New Appointments to the Board of Directors
Seasoned technology and human resources industry executives join the Board; Brian “Skip” Schipper to become Chairman of the Board

NEW YORK, New York March 1, 2019 - DHI Group, Inc. (NYSE: DHX) (the “Company”) today announced Scipio “Max” Carnecchia and David Windley have been appointed to the Company’s board of directors.

John Barter, current Chairman of the Board, and Burton Goldfield, member of the audit committee, have decided not to stand for re-election at the Company’s 2019 annual meeting in May, however Mr. Barter and Mr. Goldfield will serve out the remainder of their terms until the annual meeting.

The Company also announced Brian “Skip” Schipper will become the Chairman of the Board at the Company’s annual meeting after Mr. Barter completes his term.

“Max and David will be excellent additions to the DHI board as they bring a wealth of industry experience and solid backgrounds as operating executives and board members of publicly held companies. They’ll perfectly complement our already diverse and seasoned board of directors and contribute invaluable insights to propel the Company,” said Art Zeile, President and Chief Executive Officer of DHI Group, Inc. “We’re also excited to have Skip become our next chairman and I’m confident he will carry on the tremendous guidance he’s provided to us over the years. Skip is a forward-thinking leader who believes in our mission and the long-term approach of the Company.”

“I’m excited to assume this important role at this inflection point,” said Skip Schipper. “The board is deeply committed to the future of DHI for all our stakeholders; I'm honored to help shape the future of this vibrant Company. We’re in a good position today, in large part, to the strong leadership provided by John over his more than 12 years on the board, three of those serving as Chairman. His blueprint for success—including counsel during challenging market conditions, amidst disruptive change in the recruitment industry and throughout executive leadership transitions—have set DHI on a solid path to achieve new milestones.”

“I would like to thank both John and Burton for their many significant contributions to the strategic direction of the company. I sincerely valued their advice and insight when joining DHI nearly a year ago and strongly believe our Company is on course to a period of positive change because of their guidance. As our Chairman, John Barter has demonstrated a tireless work ethic and has been a strong voice for building the value of DHI Group every day. We will truly miss his confident and determined leadership,” said Mr. Zeile.

Mr. Carnecchia has more than 20 years of experience leading enterprise software, SaaS and analytics firms. He currently serves as the Chief Executive Officer and member of the board at Mitek Systems, a software company specializing in digital identity verification and mobile capture. Prior to Mitek, Mr. Carnecchia was the CEO of Illuminate Education, a leading cloud-based student assessment and reporting platform. Earlier in his career he served as the CEO of Accelrys and as the interim CEO of Interwoven. He’s held senior roles at Intel and Group 1 Software. Mr. Carnecchia has an engineering degree from Stevens Institute of Technology.

“I was attracted to DHI Group because of its turnaround story and ample runway for growth. I’m confident my experience leading technology companies and guiding high-performing teams will further the success of the Company,” said Max Carnecchia.

Mr. Windley has more than 30 years of human resources experience globally in industries ranging from construction/engineering, insurance, entertainment/software and technology. The former Chief Human Resources Officer at Yahoo! and Fusion-io, he currently serves as Chief Executive Officer of IQTalent Partners, a professional services firm focused on talent acquisition. Mr. Windley also serves on the board of directors at Tennant Company, where he is the chair of the compensation committee, and serves as a Board Chair for the Society of Human Resources Management (SHRM), the largest membership organization for human resources professionals.  Mr. Windley has also held executive human resources positions at Microsoft, Intuit and Silicon Graphics. He holds a master’s of business administration degree from San Francisco State University and a bachelor’s of science degree from San Diego State University.

“With its strong foundation and unique position helping employers find qualified technology professionals, DHI is poised for great things in the short and long term. I look forward to lending my talent acquisition expertise to the board, benefiting the Company and its shareholders,” said David Windley.

With these two new additions, the board of directors for DHI Group will expand to ten members, nine of whom are independent, for a transition period until the Company’s annual meeting in May, when Mr. Barter and Mr. Goldfield’s terms expire. After that, the board of directors will return to eight members, seven of whom are independent.

Investor Contact
Arbor Advisory Group
212-448-4181
ir@dhigroupinc.com

Media Contact
Rachel Ceccarelli
Director of Corporate Communications
212-448-8288
media@dhigroupinc.com
About DHI Group, Inc.
DHI Group, Inc. (NYSE: DHX) is a leading provider of data, insights and employment connections through our specialized services for technology professionals and other select online communities. Our mission is to empower technology professionals and organizations that hire them to compete and win through expert insights and relevant employment connections. Employers and recruiters use our websites and services to source, hire and connect with the most qualified and highly-skilled technology professionals, while professionals use our websites and services to find ideal employment opportunities, relevant job advice and tailored career-related data. For over 25 years, we have built our Company on providing employers and professionals with career connections, news, tools and information. Today, we serve multiple markets in North America, Europe, the Middle East and the Asia Pacific region. Find out more at www.dhigroupinc.com.